                     THE PACIFIC BANK, NATIONAL ASSOCIATION
                              351 CALIFORNIA STREET
                         SAN FRANCISCO, CALIFORNIA 94104

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 22, 1999




TO THE SHAREHOLDERS OF THE PACIFIC BANK, NATIONAL ASSOCIATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Pacific Bank, National Association (the "Bank"), will be held on Thursday, April 22, 1999, at 10:00 a.m. at the World Trade Club, Main Dining Room, Third Floor of the Ferry Building, Foot of Market Street, San Francisco, California, for the following purposes:

         1. ELECTION OF DIRECTORS. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

         2. RATIFICATION OF AUDITORS. To ratify the appointment of Deloitte & Touche, LLP as the Bank's independent auditors for the calendar year 1999.

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on March 12, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors,



                                            Carol A. Petricka
                                            VICE PRESIDENT AND SECRETARY


San Francisco, California
March 26, 1999

WE URGE ALL SHAREHOLDERS TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. HOWEVER, ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM YOUR BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

--------------------------------------------------------------------------------


                     THE PACIFIC BANK, NATIONAL ASSOCIATION

                                 PROXY STATEMENT

 -------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                                PAGE
                                                                                ----
INFORMATION CONCERNING SOLICITATION AND VOTING....................................1
PROPOSAL NO. 1 - Election of Directors............................................2
PROPOSAL NO. 2 - Appointment of Independent Auditors..............................4
OTHER MATTERS.....................................................................4
STOCK OWNERSHIP OF MANAGEMENT.....................................................5
PRINCIPAL SHAREHOLDERS............................................................6
CHANGE IN CONTROL OF THE BANK.....................................................6
EXECUTIVE OFFICERS................................................................7
EXECUTIVE COMPENSATION............................................................8
COMPARATIVE STOCK PERFORMANCE....................................................15
BOARD COMMITTEES AND MEETINGS....................................................15
DIRECTOR COMPENSATION............................................................18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................18
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........................19
SHAREHOLDERS' PROPOSALS..........................................................19


                     THE PACIFIC BANK, NATIONAL ASSOCIATION
                              351 CALIFORNIA STREET
                         SAN FRANCISCO, CALIFORNIA 94104

                                 PROXY STATEMENT
                             -----------------------


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL
     The enclosed revocable proxy is solicited on behalf of the Board of Directors of The Pacific Bank, National Association (the "Bank") for use at the Annual Meeting of Shareholders to be held on Thursday, April 22, 1999, at 10:00 a.m., or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the World Trade Club, Main Dining Room, Third Floor of the Ferry Building, Foot of Market Street, San Francisco, California.

SOLICITATION
     The Bank will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of the proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Bank may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Bank. No additional compensation will be paid to directors, officers or other regular employees for such services.

     The Bank intends to mail this proxy statement and accompanying proxy card on or about March 23, 1999, to all shareholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES
     Only holders of record of common stock at the close of business on March 12, 1999, (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Bank had 5,157,328 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon, except that for the election of directors each shareholder has cumulative voting rights. In cumulative voting, each shareholder would be entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected, and each shareholder may cast all of his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's name has been placed in nomination prior to the voting in accordance with the Bank's Articles of Association and Bylaws and the shareholder has given notice, at the meeting, prior to the voting of the shareholder's intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. Prior to voting, an opportunity will be given for shareholders or their proxies at the meeting to announce their intention to cumulate their votes. The proxyholders are given, under the terms of the proxy, discretionary authority to cumulate votes on shares for which they hold a proxy.

     Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Bank to act as inspectors of election for the meeting. The inspectors will treat abstentions and "broker non-votes" (shares held by brokers or nominees which are present in person or represented by proxy at the meeting but as to which voting instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or other rules applicable to brokers) as shares that are present for purposes of determining the presence of a quorum.

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Bank at the Bank's principal executive office, 351 California Street, San Francisco, California 94104, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted by the holders thereof in accordance with the instructions of the proxy. If no instruction is specified with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the nominees and for each of the proposals described on the proxy. If any other business is properly presented at the Annual Meeting, the proxy will be voted in accordance with the recommendations of the Board of Directors acting through the proxyholders.

ADDITIONAL INFORMATION
     Enclosed with this Proxy Statement is the Bank's 1998 Annual Report to Shareholders for the calendar year ended December 31, 1998. Copies of the Bank's Annual Report to Shareholders, the Annual Report on Form 10-K for the year ended December 31, 1998, and the Annual Disclosure Statement may be obtained without charge by sending requests to Carol A. Petricka, Secretary, The Pacific Bank, N.A., 351 California Street, San Francisco, California 94104; telephone (415) 576-2778.
                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     There are seven nominees for the seven Board positions presently authorized by the Board of Directors effective February 25, 1999. Each director to be elected will hold office until the next annual meeting of shareholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     It is possible that additional nominations for the Board of Directors may be made by shareholders giving notice to the President of the Bank not less than fourteen days prior to the shareholders meeting in accordance with the Articles of Association and Bylaws of the Bank. The elected Board of Directors retains the authority to fill vacancies on the Board of Directors and to reset the authorized number of directors in accordance with the Bank's Articles of Association and Bylaws.

     The procedure governing nominations for election to the Board of Directors is set forth in Article Fourth of the Articles of Association, as amended, and
Section 1.3 of the Bylaws, which provides as follows:

       "Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Bank not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholders: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of the capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded in the discretion of and by the Chairperson of the meeting, and upon that person's instructions, the Cashier or Secretary may disregard all votes cast for each such nominee."

     The nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors, irrespective of the number of abstentions or votes withheld or cast against one or more or all nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below, subject to the proxyholders' discretionary power to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose.

NOMINEES
     The following table sets forth certain information with respect to those persons nominated by the Board of Directors for election as directors. All nominees are current directors of the Bank. There are currently no vacancies on the Board of Directors. There is no family relationship between any of the nominees, current directors or executive officers.

           NAME                               POSITION WITH BANK                      AGE     DIRECTOR SINCE
           ----                               ------------------                      ---     --------------
     Frank M. Brown            Director                                                62           1999
     Norman E. Dean            Director, Chairman of the Board                         55           1998
     Richard A. Dumke          Director                                                60           1999
     Scott R. Loring           Director                                                54           1996
     Anton Qiu                 Director                                                39           1997
     Fran A. Streets           Director                                                58           1994
     Michael Tun Zan           Director, President, and Chief Executive Officer        62           1988

     Two persons, Samuel W. Mills, Jr. and Nicholas E. Toussaint resigned as directors of the Bank in January, 1999. The Board of Directors appointed Directors Brown and Dumke to fill the resulting vacancies.

BUSINESS EXPERIENCE OF DIRECTORS
     Set forth below is certain information concerning each director's or nominee's principal occupation and business experience during at least the past five years, as well as certain other directorships held by each director.

FRANK M. BROWN: Mr. Brown has been President, Connell Bros. Company, a division of Wilbur-Ellis Company since 1989. Mr. Brown is an Executive Vice President of Wilbur-Ellis Company, an international marketer and trader of products, primarily in the agricultural field. Mr. Brown has been associated with Wilbur-Ellis Company since 1962. Mr. Brown served as a Director of the Bank from April 1994 to June 1997.

NORMAN E. DEAN: Mr. Dean has been Chairman of the Board of Directors since February 25, 1999. Formerly Chairman of the Board of Directors from October 1992 to April 1997 and Chief Executive Officer of the Bank from October 1992 to July 1993 and from February to October of 1994, Mr. Dean was also a member of the Management Committee of the Bank from 1992 to 1995. Mr. Dean is currently Chairman of Glencoe Foods in San Francisco, California, and a Director of Mortenson Companies, Inc. in Minneapolis, Minnesota. Mr. Dean was President and Chief Executive Officer of Monterey Pasta Company (1995 to 1996) and the Chairman and Chief Executive Officer of Nestle Beverage Company and Nestle/Hills Bros. Co. (1983 to 1992). Mr. Dean is also Chairman of TPB Holdings, Inc., a subsidiary of the Bank.

RICHARD A. DUMKE: Mr. Dumke has been the Chief Executive Officer of Franchise Analyst, Inc. since 1992 and was also Chairman of Round Table Pizza, Inc. from 1980-1991. Mr. Dumke was also an attorney who specialized in corporate law, mergers and acquisitions. Director Dumke served as Director of the Bank from March 1994 to June 1997.

SCOTT R. LORING: Since 1994, Mr. Loring has been Chairman of the Board, President and Chief Executive Officer, and Trustee of the Board of Heald Colleges, a non-profit, accredited, degree granting institution founded in 1863 currently with 14 campuses in 3 states and 9,500 students. Mr. Loring was formerly General Partner of E. H. Merriman Insurance Brokers, Inc. and served as a board member and was past President of Big Brothers of Marin, the Marin County French School and the Olympic Club of San Francisco. Mr. Loring is also a Director of PB Capital Management and Insurance Services, a subsidiary of the Bank, and the Bay Area March of Dimes.

ANTON QIU: Mr. Qiu has been Managing Director/International Markets of TRI Commercial Real Estate Services, Inc./Oncor International since 1998. Mr. Qiu has been with TRI Commercial Real Estate Services since 1987. Mr. Qiu has been appointed by Mayor Brown to the San Francisco-Shanghai Sister City Committee where he serves on the Board of Directors. He served as an Executive Committee Member of the Board of Directors of the Greater San Francisco Bay Area Association of Realtors from 1990 to 1996. Mr. Qiu was formerly the Chairman of the

Asian Council of the San Francisco Association of Realtors and past President and co-founder of the China Business Association. He is also Chairman and Director of PB Capital Management and Insurance Services, a subsidiary of the Bank.

FRAN A. STREETS: Formerly an executive with a San Francisco Bay Area commercial bank, Ms. Streets currently devotes her time to a variety of community activities as well as consulting in the financial services area. Ms. Streets serves on the boards of various San Francisco organizations and has been re-appointed by the Mayor of San Francisco as Library Commissioner for the City and County of San Francisco. She is also Vice President of the Library Commission. Ms. Streets has been a trustee and executive committee member of the San Francisco Ballet since 1987 where she is Vice Chair of the Board of Trustees. She is also President of the International Women's Forum, a prominent global women's organization.

MICHAEL TUN ZAN: In addition to currently being President and Chief Executive Officer, Mr. Tun Zan was Chairman of the Bank from April 2, 1997, to February 25, 1999. He has been Chief Executive Officer of the Bank since October, 1994, and President since February, 1994, as well as a member of the Management Committee since 1983. He was formerly Vice Chairman of the Bank (May 27, 1993 to January 31, 1994) and President and Chief Operating Officer of the Bank (July 14, 1992 to May 27, 1993). In February 1994, Mr. Tun Zan was selected to resume his duties as President and Chief Operating Officer of the Bank. He was also formerly Executive Vice President and Chief Credit Officer of the Bank (February 1992 to July 1992) and Executive Vice President of the Bank, since 1983. Mr. Tun Zan is a past president of the Hong Kong Association of Northern California and past director of the World Trade Club in San Francisco.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES IN PROPOSAL 1.


        PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT AUDITOR APPOINTMENT

     The Board of Directors of the Bank has selected the firm of Deloitte & Touche, LLP ("Deloitte & Touche") as its independent auditors for the calendar year 1999. Deloitte & Touche served the Bank as independent auditors for the 1998 calendar year. The services rendered by Deloitte & Touche during the 1998 calendar year were audit services and included additional work in connection with various accounting and tax reporting matters. The Examining Committee of the Board of Directors of the Bank approved the professional services rendered by Deloitte & Touche during the 1998 calendar year, and the possible effect of each such service on the independence of that firm was considered by the Examining Committee of the Board of Directors before such service was rendered.

     Representatives of Deloitte & Touche, expected to be present at the Annual Meeting, will have the opportunity to make a statement concerning the Bank if they so desire and will be available to respond to questions raised at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.


                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting, but if other matters are properly presented to the Annual Meeting, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Annual Meeting in accordance with the terms of such proxies.

                          STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Bank's common stock as of March 18, 1999, by: (i) each current director; (ii) each executive officer of the Bank included in the Summary Compensation Table under "EXECUTIVE COMPENSATION" below; and (iii) all directors and executive officers of the Bank as a group. Share and per share data have been restated to reflect the two for one stock split in December, 1998.


======================= ================================== ============================= =====================================
    TITLE OF CLASS              BENEFICIAL OWNER           AMOUNT BENEFICIALLY OWNED(1)  PERCENT OF CLASS BENEFICIALLY OWNED
======================= ================================== ============================= =====================================
Common                  Frank M. Brown                               5,000(2)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  Norman E. Dean                              32,000(3)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  Richard A. Dumke                             2,000(2)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  John P. Halicky                             44,000(4)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  Scott R. Loring                             18,000(5)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  Timothy O. Moore                            36,000(6)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  Anton Qiu                                    3,668(7)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  Fran A. Streets                              5,868(8)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  Stephen M. Rieden                            8,330(9)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  Michael Tun Zan                            148,866(10)                          2.89%
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  David Wong                                  7,920(11)                             *
----------------------- ---------------------------------- ----------------------------- -------------------------------------
Common                  All Directors and Executive                331,040(12)                          6.42%
                        Officers as a Group
======================= ================================== ============================= =====================================
*    Less than 1%.


(1) This table is based upon information supplied by directors and executive officers. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Includes presently exercisable options for 1,000 shares. Excludes options for 4,000 shares granted under the 1998 Stock Option Plan which are not currently exercisable.

(3) Includes presently exercisable options for 2,000 shares. Excludes options for 8,000 shares granted under the 1998 Stock Option Plan which are not currently exercisable.

(4) Includes presently exercisable options for 31,000 shares and options for 3,000 shares exercisable within 60 days of March 18, 1999. Excludes options for 26,000 shares granted under the 1993 and 1998 Stock Option Plans which are not currently exercisable.

(5) Includes presently exercisable options for 4,000 shares. Excludes options for 1,000 shares granted under the 1998 Stock Option Plan.

(6) Includes presently exercisable options for 29,000 shares and options for 3,000 shares exercisable within 60 days of March 18, 1999. Excludes options for 18,000 shares granted under the 1993 and 1998 Stock Option Plans which are not currently exercisable.

(7) Includes presently exercisable options for 2,000 shares and options for 1,000 shares exercisable within 60 days of March 18, 1999. Excludes options for 2,000 shares granted under the 1998 Stock Option Plan.

(8) Includes presently exercisable options for 5,000 shares granted under the 1998 Stock Option Plan.

(9) Includes presently exercisable options for 6,600 shares. Excludes options for 18,400 shares granted under the 1993 and 1998 Stock Option Plans which are not currently exercisable.

(10) Includes presently exercisable options for 146,000 shares pursuant to the 1993 and 1998 Stock Option Plans. Excludes options for 32,000 shares pursuant to the 1998 Stock Option Plan which are not currently exercisable. Includes 2,000 shares held under the name of Mr. Tun Zan's wife and son.

(11) Includes presently exercisable options for 5,020. Excludes options for 19,380 shares granted under the 1993 and 1998 Stock Option Plan which are not currently exercisable.

(12) Includes presently exercisable options for 254,000 shares granted under the 1993 and 1998 Plans and options for 7,500 shares exercisable within 60 days of March 18, 1999, granted under the 1993 Plan. Excludes options for 169,000 shares granted under the 1993 and 1998 Stock Option Plans which are not currently exercisable.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding ownership of the Bank's common stock as of March 12, 1999, by all persons known by the Bank to be beneficial owners of more than five percent of its outstanding common stock. Share and per share data have been restated to reflect the two for one stock split in December, 1998.


  ================== ============================================= ====================================== ======================
   TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER         AMOUNT OF BENEFICIAL OWNERSHIP        PERCENT OF CLASS
  ================== ============================================= ====================================== ======================
  Common             Georges C. St. Laurent, Jr.                                  498,000                         9.66%
                     5115 Dubois
                     Vancouver, Washington 98661
  ------------------ --------------------------------------------- -------------------------------------- ----------------------
  Common             Franklin Resources, Inc.                                   532,461(1)                       10.32%
                     777 Mariners Island Blvd.,
                     San Mateo, California  94403-7777
  ================== ============================================= ====================================== ======================


(1) Franklin Resources, Inc. reports that Franklin Mutual Advisers, Inc. has sole voting and dispositive power. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of Franklin Resources, Inc., each owning in excess of 10% of the outstanding common stock.


                          CHANGE IN CONTROL OF THE BANK

     During 1998, the entire holdings of two foreign investors with a combined interest of 45% of the Bank's outstanding shares were sold pursuant to a firmly underwritten public offering. Costs were borne by the selling shareholders and no proceeds from the sale benefited the Bank. The table above identifies the beneficial owners of more than five percent of the Bank's outstanding common stock currently known by the Bank.

                               EXECUTIVE OFFICERS

     The Board of Directors has designated the following to be the Executive Officers of the Bank:


           NAME              AGE                         POSITION WITH BANK                            SINCE
           ----              ---                         ------------------                            -----
Michael Tun Zan               62     President, Chief Executive Officer                               1983(1)
John P. Halicky               49     Executive Vice President, Chief Financial Officer                1993(2)
Timothy O. Moore              55     Executive Vice President, Chief Credit Officer                   1992(3)
Marianne Isaac                56     Senior Vice President, Deposit Services                          1995(4)
John T. O. Lau                42     Senior Vice President, International                             1996(5)
Stephen M. Rieden             61     Senior Vice President, Northern California Region                1997(6)
David Wong                    42     Senior Vice President, Southern California Region                1997(7)


(1) Mr. Tun Zan was President and Chief Operating Officer of the Bank from July 1992 to May 1993, and Vice Chairman from May 1993 to February 1994. In February 1994, Mr. Tun Zan was selected by the Board of Directors to resume his duties as President and Chief Operating Officer, and in October 1994, Mr. Tun Zan was named Chief Executive Officer. Mr. Tun Zan was Executive Vice President and Chief Credit Officer of the Bank from February 1992 to July 1992, and was an Executive Vice President of the Bank since 1983. On April 2, 1997, Mr. Tun Zan was appointed Chairman in addition to being President and Chief Executive Officer. On February 25, 1999, Mr. Tun Zan relinquished his duties as Chairman but remains as President and Chief Executive Officer. Please see Business Experience of Directors for more information regarding Mr. Tun Zan.

(2) Mr. Halicky was Senior Vice President and Chief Financial Officer of Homestead Savings and Loan Association, Millbrae, California, from 1984 until joining the Bank in 1993. Mr. Halicky has over twenty-three years of financial institution experience. He also worked over five years in public accounting and is a Certified Public Accountant.

(3) Mr. Moore was a credit examiner with the OCC from 1991 until joining the Bank. From 1988 to 1991, Mr. Moore was a financial consultant. Prior to joining the Bank, Mr. Moore had twenty-eight years of banking experience in operations, auditing, lending and credit administration.

(4) Ms. Isaac joined the Bank in 1986 during which time her duties included commercial lending, business development, branch management and deposit growth for the branch network. Prior to joining the Bank she had twenty-six years of banking experience with Wells Fargo Bank and Bank Hapoalim B.M.

(5) Mr. Lau joined the Bank in 1983 as a loan officer in the International Division. Since then, he has held positions of increasing responsibility in the International Division as well as serving in Credit Administration. Prior to joining the Bank, Mr. Lau had three years of banking experience in trade finance and branch operations.

(6) Mr. Rieden joined the Bank in 1996 as Senior Vice President, Private Banking Division. He now manages the Northern California Region. Prior to joining the Bank, he was with First Interstate Bank of California for 33 years where he held positions in branch management, corporate banking, commercial and consumer lending, real estate lending and private banking.

(7) Mr. Wong joined the Bank as Senior Vice President and Manager of the Bank's Los Angeles International Division in June, 1995. In November, 1997, he was appointed Manager of the Southern California Region. Before joining the Bank, Mr. Wong served as First Vice President and Senior Credit Officer in the Orange County office of Metrobank. Mr. Wong has been in banking for over nineteen years and has held positions with Security Pacific National Bank and Wells Fargo's Trade Finance Group, functioning as head of their Trade Finance lending divisions.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for each of the last three calendar years, the compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Bank at December 31, 1998 ("Named Executive Officers"). Securities underlying options have been restated to reflect the two for one stock split in December, 1998.


SUMMARY COMPENSATION TABLE
==================================================================================================================================
                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                     ANNUAL COMPENSATION                    AWARDS
==================================================================================================================================
                                                                     OTHER ANNUAL         SECURITIES
     NAME AND PRINCIPAL                                                COMPENSA-          UNDERLYING             ALL OTHER
          POSITION                YEAR     SALARY($)    BONUS($)      TION($)(1)          OPTIONS(#)        COMPENSATION($)(2)
----------------------------------------------------------------------------------------------------------------------------------
Michael Tun Zan                 1998       315,000         0             1,003              20,000                16,934
President and Chief Executive   1997       300,000      142,945       770,481(3)              0                   16,621
Officer                         1996       274,172      126,790            0                20,000                11,428
----------------------------------------------------------------------------------------------------------------------------------
John P. Halicky                 1998       184,855         0             1,112              15,000                 6,650
Executive Vice President        1997       174,392      107,209          1,967                0                    6,391
and Chief Financial Officer     1996       167,506      57,048             0                20,000                 6,142
----------------------------------------------------------------------------------------------------------------------------------
Timothy O. Moore                1998       149,857         0             1,054              10,000                 7,154
Executive Vice President        1997       141,120      71,473           2,509                0                    6,893
and Chief Credit Officer        1996       137,428      57,048             0                20,000                 5,359
----------------------------------------------------------------------------------------------------------------------------------
Stephen M. Rieden(4)            1998       120,000         0              379               10,000                 5,000
Senior Vice President           1997       82,917       40,000            225               6,000                  4,750
and Northern California         1996          0            0               0                  0                      0
Region Manager
----------------------------------------------------------------------------------------------------------------------------------
David Wong (5)                  1998       105,000         0              348               11,400                 5,000
Senior Vice President and       1997       95,000       50,031            266               3,000                  3,563
Southern California  Region     1996          0            0               0                  0                      0
Manager
----------------------------------------------------------------------------------------------------------------------------------


(1) Includes FICA taxes paid by the Bank on behalf of the Named Executive Officers for benefits accruing under the Supplemental Executive Retirement Plan and long-term disability insurance premiums in 1997.

(2) Represents amounts paid by the Bank for term life insurance premiums and 401(k) plan employer match for the benefit of the Named Executive Officers.

(3) Includes $752,231 which is the market value in excess of exercise price for non-statutory stock options granted in 1994.

(4) Mr. Rieden joined the Bank in May, 1996 and was appointed as an Executive Officer on October 16, 1997.

(5) Mr. Wong joined the Bank in June, 1995 and was appointed as an Executive Officer on November 1, 1997.

OPTION GRANTS IN LAST CALENDAR YEAR
     The following tables sets forth, for the 1998 calendar year, individual grants of stock options to each of the Named Executive Officers. Share and per share data have been restated to reflect the two for one stock split in December, 1998.


===============================================================================================================================
                                                         % OF TOTAL
                                   NUMBER OF              OPTIONS          EXERCISE
                                  SECURITIES             GRANTED TO         OR BASE     EXPIRATION       GRANT DATE PRESENT
          NAME                UNDERLYING OPTIONS        EMPLOYEES IN         PRICE        DATE             VALUE ($)(2)
                               GRANTED (#) (1)          CALENDAR YEAR       ($/SH)
-------------------------------------------------------------------------------------------------------------------------------
Michael Tun Zan                     20,000                 12.25%           $18.78       12/17/08             $183,606
-------------------------------------------------------------------------------------------------------------------------------
John P. Halicky                     15,000                  9.19%           $18.78       12/17/08             $137,705
-------------------------------------------------------------------------------------------------------------------------------
Timothy O. Moore                    10,000                  6.13%           $18.78       12/17/08             $91,803
-------------------------------------------------------------------------------------------------------------------------------
Stephen M. Rieden                   10,000                  6.13%           $18.78       12/17/08             $91,803
-------------------------------------------------------------------------------------------------------------------------------
                                    1,400                                   $28.00        4/6/08              $19,161
David Wong                          10,000                  6.99%           $18.78       12/17/08             $91,803
===============================================================================================================================


(1) The options granted are subject to earlier termination as provided in the Plan and are exercisable immediately as to 20% of the shares subject to the options, as to an additional 20% of the shares on the first anniversary of the date of grant, as to an additional 30% on the second anniversary of the date of grant, and as to the final 30% of the shares on the third anniversary of the date of grant.

(2) The present value of options granted is calculated using the Black-Scholes option pricing model with the following weighted-average assumptions: expected dividend yield, 1.38%; expected volatility, 63%; risk-free interest rate, 5.14% expected lives, 4.16 years.


AGGREGATED OPTION EXERCISES IN LAST CALENDAR YEAR AND FY-END OPTION VALUES
        The following table sets forth, for the 1998 calendar year, each exercise of stock options by each of the Named Executive Officers and the calendar year-end value of unexercised options on an aggregate basis. Share and per share data have been restated to reflect the two for one stock split in December, 1998.


===============================================================================================================================
                               SHARES                                                            VALUE OF UNEXERCISED
                             ACQUIRED ON       VALUE      NUMBER OF UNEXERCISED OPTIONS              IN-THE-MONEY
                              EXERCISE        REALIZED            AT FY-END (#)                  OPTIONS AT FY-END ($)
         NAME                   (#)             ($)         EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE (1)
-------------------------------------------------------------------------------------------------------------------------------
  Michael Tun Zan                 -              -               142,000/16,000                   $1,909,395/$48,459
-------------------------------------------------------------------------------------------------------------------------------
  John P. Halicky              6,000(2)      $118,110             28,000/17,000                    $289,086/$88,144
-------------------------------------------------------------------------------------------------------------------------------
  Timothy O. Moore             2,000(3)       $38,750             27,000/13,000                    $286,057/$76,030
-------------------------------------------------------------------------------------------------------------------------------
  Stephen M. Rieden               -              -                4,600/10,400                      $21,588/$33,374
-------------------------------------------------------------------------------------------------------------------------------
  David Wong                   1,200(4)       $13,050             3,020/11,380                      $7,218/$33,374
===============================================================================================================================


(1) Options are "in-the-money" if the fair market value of the common stock underlying the options exceeds the exercise price of the option. The closing sale price quoted by the Nasdaq National Market on December 31, 1998 was $21.81.

(2) On March 27, 1998, John P. Halicky exercised incentive stock options to acquire 6,000 shares which were purchased for his brokerage account. The shares exercised were granted on June 15, 1994, at $6.065 per share. The closing market price on March 27, 1998, was $25.75 per share.

(3) On March 27, 1998, Timothy O. Moore exercised incentive stock options to acquire 2,000 shares which were purchased for his brokerage account. The shares exercised were granted on October 21, 1994, at $6.375 per share. The closing market price on March 27, 1998, was $25.75 per share.

(4) On July 23, 1998, David Wong exercised incentive stock options to acquire 1,200 shares which were purchased for his brokerage account. 600 of the shares were under an incentive stock option granted on July 18, 1996, at $12.375 per share and 600 of the shares were under an incentive stock option granted on November 1, 1997, at $19.875 per share. The closing market price on July 23, 1998 was $27.00 per share.

     The following summaries of the Bank's various plans are qualified in their entirety by the respective plans described. In the event there is any discrepancy between such discussion and the wording of the plans, the wording of the plans shall in all cases control. Shareholders may obtain a copy of such plans from the Bank upon request.

MANAGEMENT INCENTIVE COMPENSATION PLAN
     The Board of Directors has established a management incentive compensation plan for the calendar year 1999 (the "MICP"). The participants of the MICP are the Bank's executive officers and the General Auditor. Participants must be employed by the Bank as of December 31, 1999 to be eligible. The MICP provides that each participant is eligible for a percentage of their 1999 base salary as incentive compensation. The size of the percentage is keyed to the Bank's adjusted net income for 1999. The Bank must achieve a minimum adjusted net income of $7.8 million for 1999 before the participants would be eligible for incentive compensation. The MICP defines adjusted net income as the Bank's net income as determined by the Bank's independent auditors excluding after tax effects (positive or negative) of any litigation.

     The incentive compensation earned under the MICP is subject to adjustment based on a number of factors. For example, if the Bank's regulatory rating falls, then incentive compensation will be zero. In addition, the MICP provides that the Chief Executive Officer has the discretion to reduce or increase a participant's incentive compensation by not more than 50 percent based on the Chief Executive Officer's evaluation of the participant's performance. The Chief Executive Officer's incentive compensation is also subject to this adjustment which is determined by the Board of Directors. The MICP also provides that in the event of a Change of Control (as defined under the Supplemental Executive Retirement Plan discussed below) and the MICP is terminated, each participant shall be entitled to receive incentive compensation equal to 30 percent of his or her 1999 base salary.

     If the Bank does not achieve the minimum $7.8 million adjusted net income, each participant (except Messrs. Tun Zan, Halicky, and Moore) may still receive between 15 and 25 percent of his or her 1999 base salary as incentive compensation if the unit of the Bank which the participant supervises achieves or exceeds its goals specified under the Bank's 1999 operating plan.

     The implementation of and payments made pursuant to the MICP are under the sole discretion of the Bank's Board of Directors. The Board may modify or terminate the MICP at any time for any reason.

     As the criteria established for a distribution under the 1998 management incentive compensation plan was not met, no incentive compensation was paid to the Named Executive Officers for 1998 as reflected in the Summary Compensation Table.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     On July 18, 1996, effective July 1, 1996, the Board of Directors adopted a Supplemental Executive Retirement Plan (the "SERP") to cover any employee of the Bank who is a member of the Management Committee and is designated as a participant of the SERP by the Board of Directors. The Nominating and Compensation Committee of the Board of Directors is responsible for the administration of the SERP and has power and discretion in interpreting the terms and provisions thereof. The SERP provides each participant a benefit in the form of an annuity payable monthly over a 15-year period commencing at age
65. A participant may request in writing not later than 60 days prior to termination of his employment that the benefits under the SERP be paid in another form such as in a lump sum or a joint and survivor annuity for the joint life of the participant and his spouse. The Board of Directors determines whether such alternative form of benefit will be paid.

     Upon the termination of a Participant's employment during the 18-month period following a Change in Control, unless such termination is by the Bank for Cause (as defined in the SERP), reason of death, disability (as defined in the SERP) or retirement (as defined in the SERP), or by the participant without good reason (as defined in the SERP), the Bank will provide the participant a lump sum amount in cash equal to the present value of the retirement benefit calculated as provided in the SERP, but assuming 3 additional Years of Service at the date of termination. Such lump sum payment shall be made to the participant no later than 30 days following the date of termination.

     Under the SERP, a change in control (a "Change in Control") is deemed to have occurred if (1) any person becomes the beneficial owner, directly or indirectly, of the Bank's securities representing 25% or more of the combined voting power of the Bank's then outstanding securities or increases such ownership to 50% or more of the combined voting power of the Bank's then outstanding securities; (2) during any period of two consecutive years (not including any period prior to the effective date of the SERP), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Bank to effect a transaction described clause (1),
(3) or (4) of this paragraph) whose election by the Board of Directors or nomination for election by the Bank's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (3) the shareholders of the Bank approve a merger or consolidation of the Bank with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted to voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Bank, at least 60% of the combined voting power of the voting securities of the Bank or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to recapitalize the Bank (or similar transaction) in which no person acquires more than 49% of the combined voting power of the Bank's then outstanding securities, or (4) the shareholders of the Bank approved a plan of complete liquidation of the Bank or an agreement for the sale or disposition of all or substantially all of the Bank's assets.

     A participant of the SERP is 100% vested in his rights to any accrued benefit under the SERP, and such rights are immediately forfeited if a participant's employment is terminated by the Bank for cause (as defined in the SERP). If a participant voluntarily terminates his employment with the Bank at any date prior to attaining age 60, the participant's accrued benefit will be reduced by 50%. If a participant voluntarily terminates his employment with the Bank at any date after attaining age 60 but prior to attaining age 65, the participant's accrued benefit will be reduced by 10% for each full and partial year that the date of such termination precedes attainment of age 65. The SERP provides for no reduction in a participant's accrued benefit if the participant is discharged by the Bank without cause (as defined in the SERP), employment is terminated due to disability (as defined in the SERP) or terminates his employment for good reason (as defined in the SERP) during the 18-month period following a Change in Control.

     The following table sets forth an example of the annual benefits payable under the plan for a 15-year period from age 65. The table does not take into consideration the reduction of annual benefits required for the Bank's other qualified plans.


============================================================================================================================
                                                                                            YEARS OF SERVICE
----------------------------------------------------------------------------------------------------------------------------
         AVERAGE OF THREE HIGHEST YEAR EARNINGS OF LAST FIVE YEARS                5           10           15 AND OVER
----------------------------------------------------------------------------------------------------------------------------
                                 $150,000                                      $30,000     $60,000           $90,000
----------------------------------------------------------------------------------------------------------------------------
                                  200,000                                      40,000       80,000           120,000
----------------------------------------------------------------------------------------------------------------------------
                                  250,000                                      50,000      100,000           150,000
----------------------------------------------------------------------------------------------------------------------------
                                  300,000                                      60,000      120,000           180,000
----------------------------------------------------------------------------------------------------------------------------
                                  350,000                                      70,000      140,000           210,000
----------------------------------------------------------------------------------------------------------------------------
                                  400,000                                      80,000      160,000           240,000
============================================================================================================================


     The estimated credited years of service for each of the Named Executive Officers are: Michael Tun Zan, sixteen years; John P. Halicky, six years; and Timothy O. Moore, seven years. The participant's benefit is calculated as 4% of compensation for the average of the highest three out of five final full years for the first 10 years of service, plus 7% of such compensation thereafter. The maximum annual benefit payable to Michael Tun Zan is 50% of the average of the final full three years of compensation at age 65, not to exceed an annual benefit of $200,000. The maximum annual benefit payable to John P. Halicky and Timothy O. Moore is 60% of the average of the final three full years of compensation at age 65, not to exceed an annual benefit of $237,000 and $151,000, respectively.

     The annual benefits under the SERP as defined above are to be reduced by (not below zero) the actuarial equivalent, in the form of an annual annuity for a period certain of 15 years, of the participant's aggregate vested accrued benefits under the Bank's tax-qualified retirement plans. In the case of the Bank's 401(k) Plan, the benefits payable under this Plan shall be reduced by the amounts attributable to the Bank's matching contribution only.

401(k) TAX DEFERRED SAVINGS PLAN AND PROFIT SHARING PLAN
     In 1990, the Bank established a 401(k) tax-deferred savings plan. Eligible employees, which include all executive officers, may elect to have a portion of their compensation deferred and contributed to the plan. In 1998, the Bank matched one-half of employee contributions to a maximum of 3% of the employee's salary. The maximum amount for 1998 which could have been distributed by the Bank to any single employee, including executive officers, was $5,000.

     In 1995, the Board of Directors approved an amendment to the Bank's 401(k) plan to include a profit sharing plan. Contributions to the plan are at the discretion of the Board of Directors. For calendar year 1998, no distributions were made under the Bank's 401(k) profit sharing plan because the criteria established by the Board for distribution under the plan was not met.

EXECUTIVE EMPLOYMENT CONTRACTS
     Michael Tun Zan has an employment agreement with the Bank with a five year term from November 5, 1996, through November 5, 2001. The contract is for his employment as President and Chief Executive Officer, and his current annual base salary is $315,000. Mr. Tun Zan's annual base salary is subject to review and adjustment at his annual performance review. The agreement provides for annual performance bonuses to be determined by the Board of Directors at the conclusion of Mr. Tun Zan's annual performance review. The contract provides Mr. Tun Zan with the employment benefits accorded to other members of the senior management of the Bank and provides other customary employment terms. In addition, the agreement provides that in the event of Change in Control of the Bank, either Mr. Tun Zan or any successor to the Bank has six months within which to terminate the agreement. If the agreement is so terminated, then Mr. Tun Zan will receive, among other things, three times his annual base salary as adjusted. Under the agreement, the term Change in Control has the same definition provided for the term in the SERP.

     John P. Halicky and Timothy O. Moore each have employment agreements with the Bank for a three year term from November 5, 1996, through November 5, 1999. On December 17, 1998, the Board approved amendments to the employment agreements with Messrs. Halicky and Moore. The amendments extended the term of Mr. Halicky's employment agreement to December 17, 2001 and Mr. Moore's employment agreement to December 17, 2000. Mr. Halicky's contract is for his employment as Executive Vice President and Chief Financial Officer, and his current annual base salary is $184,855. Mr. Moore's contract is for his employment as Executive Vice President and Chief Credit Officer, and his current annual base salary is $149,460. Messrs. Halicky's and Moore's annual base salaries are subject to review and adjustment at their respective annual performance reviews. Both agreements provide for annual performance bonuses to be determined by the Board of Directors at the conclusion of Messrs. Halicky's and Moore's annual performance reviews. The contracts also provide Messrs. Halicky and Moore with the employment benefits accorded to other members of the senior management of the Bank and provides other customary employment terms. In addition, each agreement provides that in the event of Change in Control of the Bank, Messrs. Halicky and Moore, with respect to their own agreements, or any successor to the Bank has six months within which to terminate the agreement. Both agreements originally provided that if the employee is so terminated, then he will receive, among other things, two times his current annual base salary as adjusted. Mr. Halicky's amended employment agreement provides that in the event of a Change of Control, his severance benefits will now be three times current salary. Mr. Moore's amended employment agreement provides that in the event of a Change of Control, his severance benefits will remain at two times current salary. Under the agreements, the term Change in Control has the same definition provided for the term in the SERP.

     Stephen M. Rieden and David Wong entered into employment agreements with the Bank on December 17, 1998, at which time their Separation Benefits Plan was terminated. Their agreements are for employment as Senior Vice President and their current annual base salaries are $125,000. Messrs. Rieden's and Wong's annual base salaries are subject to performance bonuses to be determined by the Board of Directors at the conclusion of Messrs. Rieden's and Wong's annual performance reviews. The contract provides Messrs. Rieden and Wong with the employment benefits accorded to other members of the senior management of the Bank and provides other customary employment terms. The agreements are for a two year term with severance for termination not for cause to be the greater of six months or the remainder of the contract term, plus 50% of target bonus. Severance during an 18 month period following a Change of Control wherein the employee is terminated by an acquirer will result in the greater of one year or the remainder of the contract term, plus 100% of target bonus. The agreements include medical and life insurance coverage for a term equal to the length of severance and outplacement services. Under the agreements, the term Change in Control has the same definition provided for the term in the SERP.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The current members of the Compensation Committee are: Anton Qiu (Chairperson), Scott R. Loring, Fran A. Streets, Norman E. Dean (ex-officio) and Michael Tun Zan (ex-officio). During 1998 Michael Tun Zan served on the Compensation Committee as an ex-officio member in accordance with Section 3.5 of the Bylaws of the Bank which requires that either the Chairman or the President serve as an ex-officio member of each and every standing committee of the Board of Directors, with the exception of the Examining Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     COMPOSITION AND FUNCTION OF THE COMMITTEE. The Compensation Committee ("Committee") is a three-person committee of the Board of Directors. Members of the Committee are generally familiar with the work performed by the executive officers of the Bank, as well as general rates and schemes of compensation in the business community.

     Meetings of the Committee are scheduled as necessary. During 1998 the Committee held nine meetings. The function of the Committee is to ensure that all Bank employees receive adequate and fair compensation, including salaries, bonuses, and perquisites and that directors are adequately compensated. The Committee reviews and assesses individuals who are recommended for directors, executive positions and/or corporate titles to ensure that they are sufficiently qualified and merit the title, duties and powers in which full consideration is to be given to equal opportunity requirements and to make recommendations to the full Board of Directors concerning the amount and terms of compensation of such officers.

     GENERAL COMPENSATION POLICIES. The general compensation policies of the Committee with respect to executive officer compensation are:

- Fair and adequate compensation for executive officers, with a particular emphasis on bonus compensation for individual performance which substantially contributes to or enhances the overall performance of the Bank;

- Levels of compensation which ensure the Bank's ability to attract and retain the most qualified executive officers; and

- Limiting compensation in times of adverse financial operations and performance.

     In line with the foregoing, the Committee is responsible for interpretation of the Bank's stock option plans. Stock options are granted by the Stock Option Committee which is composed of the current members of the Compensation Committee which are: Anton Qiu (Chairperson), Scott R. Loring, Fran A. Streets, Norman E. Dean (ex-officio) and Michael Tun Zan (ex-officio).

     BANK PERFORMANCE AND EXECUTIVE OFFICER COMPENSATION. As was previously noted, levels of compensation, and particularly bonuses and incentive compensation, are tied to both the overall performance of the Bank as well as the effectiveness of the individual executive in adding to that performance, except that the Committee at its discretion may grant cash bonuses to executive officers for anticipated tax liabilities to be incurred with respect to non-cash benefits granted by the Bank to such officers as indicated in the Summary Compensation Table. Messrs. Tun Zan, Halicky and Moore were not granted salary increases for 1999.

     In March, 1998, the Board adopted the 1998 Management Incentive Compensation Plan ("MICP") for Senior Management individuals approved by the Compensation Committee. The MICP provided that each participant is eligible for a percentage of his or her 1998 base salary as incentive compensation based on the Bank's performance such as return on average assets ("ROAA"), the level of non-performing assets and the Bank's regulatory rating. The MICP's target ROAA for 1998 was 1.15% with a maximum allocation for achieving 1.45% ROAA. No incentive compensation would be paid for 1998 if the ROAA was less than 1.15%.

     In August, 1998, the Board adopted a revised 1998 MICP, as approved by the Compensation Committee, which incorporated the results of the mid-year acquisition of Sterling Bank and focused on Adjusted Net Income instead of ROAA.

     Each participant's percentage of allocation of the incentive compensation pool could be adjusted upward or downward by 50% based upon an evaluation of their individual performance by the Chief Executive Officer. In the case of the Chief Executive Officer this evaluation is performed by the Board of Directors. For 1998, as the established criteria was not met, there were no distributions under the MICP.

     As an incentive for executive officers to lead the Bank to increased performance, the Stock Option Committee granted stock options to various executive officers as was previously described.

     The Board of Directors did not modify or reject in any material way any action or recommendation by the Committee during calendar year 1998.

     COMPENSATION/NOMINATING COMMITTEE
     Anton Qiu, Chairperson
     Scott R. Loring
     Fran A. Streets
     Norman E. Dean (Ex-Officio)
     Michael Tun Zan (Ex-Officio)

                          COMPARATIVE STOCK PERFORMANCE

     The following graph shows a five year comparison of cumulative total shareholder return on common stock of the Bank, the Nasdaq Stock Market Index, and the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq Banks, a published industry or line-of-business index. The graph covers the time period beginning on January 1, 1994, and ending on December 31, 1998.

[GRAPHIC OMITTED]


                                                                                       Year Ending
                                                           --------------------------------------------------------------------
                                                           12/31/93    12/31/94    12/31/95    12/31/96    12/31/97    12/31/98
                                                           --------    --------    --------    --------    --------    --------
The Pacific Bank, N.A.                                     $100.00      $92.73     $116.36     $190.91     $321.11     $336.95
The Nasdaq Stock Market (US)                               $100.00      $97.75     $138.26     $170.01     $208.30     $293.52
CRSP Total Return Index for NASDAQ Banks                   $100.00      $99.64     $148.38     $195.91     $328.02     $325.38


                          BOARD COMMITTEES AND MEETINGS

     The Board of Directors of the Bank has eight committees.

     The Business Development Committee ensures the effective development, promotion and delivery of profitable financial products to meet the needs of the communities which the Bank serve, within the bounds of applicable regulatory limitations and consistent with the strategic focus of the Bank. During 1998, the Business Development Committee held ten meetings. The current members are Ms. Streets (Chair), Messrs. Qiu and Tun Zan and Stephen
M. Rieden, Senior Vice President and Northern California Regional Manager (staff representative). Mr. Rieden is also an ex-officio member of this Committee. Mr. Loring also served on this Committee from January through April, 1998.

     The Compensation and Nominating Committee (the "Compensation Committee") ensures that directors and all Bank employees receive adequate and fair compensation, including salaries, bonuses, and perquisites. The Compensation Committee also reviews and assesses employees who are recommended for executive positions and/or corporate titles to ensure that they are sufficiently qualified and merit the title, duties and powers in which full consideration is given to equal opportunity requirements. The Compensation Committee also acts as a nominating committee to consider nominees of the Board of Directors and those recommended by shareholders in accordance with the Bank's Articles of Association and Bylaws which are more fully discussed on page 2 of this Proxy Statement. During 1998, the Compensation Committee held nine meetings. The current members are Mr. Qiu (Chair), Mr.

Loring, Ms. Streets, Mr. Dean (ex-officio) and Mr. Tun Zan (ex-officio). In addition, the Compensation Committee functions as the Stock Option Committee in administering the Bank's Stock Option Plans.

     The Examining Committee provides assistance to the Board of Directors in fulfilling its statutory and fiduciary responsibilities for examinations of the Bank and for the monitoring of the Bank's accounting, financial reporting and internal control practices. Additionally, the Examining Committee is responsible for providing assistance to the Board in discharging its responsibility for the oversight of the Bank's compliance with Board policy. During 1998, the Examining Committee held six meetings. The current members are Messrs. Qiu (Chair), Brown and Dumke. John P. Halicky, Executive Vice President and Chief Executive Officer is an ex-officio member of this committee and John A. Judnick, Senior Vice President and General Auditor of the Bank, is the staff representative. Mr. Dean also served on this Committee from August through December, 1998.

     The Investment Committee ensures maintenance of an adequate level of liquidity while generating a reasonable rate of return with minimal risk by the establishment of an investment portfolio of suitable quality, diversification and maturity within Bank policies and applicable laws and regulations. The Investment Committee also oversees the development of systems and monitors controls designed to ensure that securities activity and holdings are consistent with the Bank's investment policies and strategies. During 1998, the Investment Committee held five meetings. The current members are Messrs. Dumke (Chair), Brown, Loring, Dean (ex-officio) Tun Zan (ex-officio) and John P. Halicky, Executive Vice President and Chief Financial Officer (staff representative).

     The Litigation Committee ensures appropriate attention to legal issues involving the Bank as deemed necessary by Bank management. During 1998, the Litigation Committee held three meetings. The current members are Messrs. Dumke (Chair), Dean, Loring, Tun Zan (ex-officio) and John P. Halicky, Executive Vice President and Chief Financial Officer (staff representation).

     The Loan Committee ensures that the Bank's lending policies are adequate and that the lending staff is complying with loan policies, laws and regulations. The Loan Committee also ensures that loans are made on a sound and collectible basis and comply with the Community Reinvestment Act in pursuit of servicing the legitimate credit needs of the community which the Bank serves. During 1998, the Loan Committee held twelve meetings. The current members are Mr. Brown (Chair), Mr. Qiu (serving from May through December), Ms. Streets, Mr. Dean (ex-officio), Mr. Tun Zan (ex-officio) and Timothy O. Moore, Executive Vice President and Chief Credit Officer (staff representative). Mr. Dean also served as a member of this Committee from August through December, 1998.

     The Strategy Committee ensures that the future direction and long-term objectives of the Bank are defined, communicated to management and other Bank employees, as appropriate, and are being implemented. During 1998, the Strategy Committee held no meetings. All special meetings of the Board of Directors in 1998 were considered to be full Board strategy meetings. The current members are Messrs. Dean (Chair), Dumke, Loring and Tun Zan.

     The Trust Committee ensures that the Trust Division and Investment Portfolio Management Division are exercising their fiduciary responsibilities in accordance with laws, regulations and sound fiduciary principles. During 1998, the Trust Committee held eleven meetings. The current members are Mr. Loring (Chair), Mr. Brown, Ms. Streets, Mr. Dean (ex-officio) Mr. Tun Zan (ex-officio), Mr. Halicky, Executive Vice President and Chief Financial Officer (ex-officio), and Bruce F. Anderson, Senior Vice President and Manager of the Trust Division (staff representative).

     There were twenty-five regular and special meetings of the Board held in 1998, and no director attended less than 75% of the aggregate number of all meetings of the Board of Directors and committees of the Board of which such director is a member.

     Pursuant to Section 3.5 of the Bank's Bylaws, the Chairman is and serves as a member or ex-officio of each and every committee authorized by the Bylaws except the Examining Committee. Mr. Tun Zan served in such capacity on each committee but had no voting power with respect thereto except for the Strategy Committee.


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

                              DIRECTOR COMPENSATION

     Each non-executive director is currently paid fees in the amount of $2,000 per month, payable quarterly, plus the reimbursement of reasonable expenses for his or her service as a member of the Bank's Board of Directors (the "Board") and committees of the Board of which he or she is a member.

     Upon appointment as Chairman of the Board, an annual fee of $50,000, payable in equal monthly payments, was approved for Norman E. Dean, in addition to the director fees described above.

     During 1998, the Board adopted the 1998 Director Bonus Plan effective as of June 2, 1998, to provide a means whereby the Bank may reward non-employee members of the Board (1) for their efforts in enhancing the profitable growth of the Bank and increasing shareholder value and (2) in the event the Bank is sold, for their efforts in connection with such sale. The Director Bonus Plan provides that if on or before March 31, 1999, the Bank executes a definitive agreement pursuant to which the Bank will be sold and such transaction is consummated, a portion of $500,000 of the bonus pool will be awarded to each director eligible for participation in the Director Bonus Plan based on such person's period of service with the Bank as a director. The remaining $500,000 of the bonus pool shall be divided equally among the directors eligible for participation in the Plan. On March 18, 1999, the Board terminated the Plan.

     On March 18, 1999, under the 1998 Stock Option Plan, each non-executive director, except Mr. Dean, was granted options for 5,000 shares of the Bank's common stock. Mr. Dean, as Chairman of the Board, was granted options for 10,000 shares. Twenty percent of all such options granted to the directors immediately vested on the date of the grant and the remainder of the options vest on an annual basis including prior continuous years of service on the Board. The annual vesting is 20% per year for every year of continuous service from the date the director was appointed so long as the director continues to serve on the Board. Accordingly, if a director served on the Board for two continuous years at the date of the grant, 60% of the shares underlying the option grant were vested at that time. The options were granted at the current market price of $20.25 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOANS TO DIRECTORS, EXECUTIVE OFFICERS AND RELATED INTERESTS
     From time to time the Bank has made and may, in the future, make loans in the ordinary course of business to directors, executive officers, principal shareholders and their affiliates, on substantially the same terms, including interest rate and collateral requirements, as those prevailing for comparable transactions with other non-affiliated persons at the time each loan was made, that do not involve more than the normal risk of collectibility or present other unfavorable features, subject to the limitations and other provisions of applicable law.

     Loans by the Bank to its directors and executive officers and to entities controlled by them are subject to limitations as to amount and purpose as prescribed by the Federal Reserve Act. For example, regulatory requirements stipulate that extensions of credit by the Bank in excess of $500,000 to directors and executive officers of the Bank and their related interests require the prior approval of a majority of the disinterested directors of the Bank. All extensions of the credit to such persons must be made on nonpreferential terms. In addition, the Bank may not extend credit in excess of $100,000 to any executive officer of the Bank unless the purpose of the credit is to finance the education of the officer's children.

       Mr. Dean is a director of the Bank and Chairman of Glencoe Foods Inc., a California corporation ("Glencoe Foods"). Glencoe Foods currently has three letter of credit facilities and a credit card facility with the Bank totaling approximately $2,000,000, which is fully cash secured, of which approximately $657,000 is currently outstanding.

     Mr. Dumke is a director of the Bank and an investor in and member of the management committee of Oakwood Athletic, LLC, a California limited liability company ("Oakwood Athletic"). Oakwood Athletic currently has one credit facility with the Bank for $10,000,000 for the construction of a health club, of which approximately $6,300,000 is currently outstanding. Mr. Dumke is a partial guarantor on the loan. Mr. Dumke was not a director of the Bank at the time the loan was made.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Bank's directors and executive officers, and any person who owns more than ten percent of the Bank's common stock, to file with the OCC initial reports of ownership and reports of changes in ownership of common stock of the Bank. Directors, executive officers and greater than ten-percent shareholders, if any, are required by OCC regulations to furnish the Bank with copies of all Section 16(a) forms they file.

     Scott R. Loring (Director) failed to file a Form 4 in a timely manner for the purchase of 2,000 shares of common stock on June 29, 1998. Mr. Loring reported such purchase on Form 5 which was filed timely with the OCC on January 13, 1999.

                             SHAREHOLDERS' PROPOSALS

     Any shareholder who wishes to submit a proposal for inclusion in the proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders must submit such proposal by December 1, 1999. All proposals should be submitted by certified mail-return receipt requested, to Carol Petricka, Secretary, The Pacific Bank, N.A., 351 California Street, San Francisco, California 94104.


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